Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIOMERICA, INC.

Adopted in accordance with the provisions

of Section 242 of the General Corporation

Law of the State of Delaware

Biomerica, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (1) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Corporation’s common stock; (2) declaring such amendment to be advisable, and (3) directing that such amendment be considered at the annual meeting of stockholders held on December 12, 2025.

SECOND: That upon the effectiveness of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, the Amended and Restated Certificate of Incorporation is hereby amended by replacing the first paragraph and subsection (a) of Article IV as follows:

“This Corporation is authorized to issue two classes of shares designated respectively “Common Stock” and “Preferred Stock” and referred to herein as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 305,000,000 shares, par value $.08, consisting of:

(a) 300,000,000 shares of Common Stock; and”

THIRD: That, in accordance with the provisions of the Delaware General Corporation Law, the holders of the necessary number of shares of capital stock of the Corporation entitled to vote thereon affirmatively voted in favor of the amendment at the annual meeting of stockholders held on December 12, 2025 upon notice in accordance with the provisions of Section 222 of the Delaware General Corporation Law.

FOURTH: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed by Zackary S. Irani, its Chief Executive Officer, this 10th day of June, 2025.

BIOMERICA, INC.

By:
Zackary S. Irani
Chief Executive Officer and Director